                                                                      EXHIBIT 12

            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                             13 MONTHS               YEARS ENDED
                               ENDED                DECEMBER 31,
                            DECEMBER 31, --------------------------------------
                                1990       1991      1992      1993      1994
                            ------------ --------  --------  --------  --------
                                         (DOLLARS IN THOUSANDS)
Earnings
 Net income...............    $ 69,901   $ 89,530  $157,749  $168,565  $201,943
 Add:
  Provision for income
   taxes..................      46,064     50,170    88,491   109,075   110,064
  Fixed charges...........     211,802    230,984   279,827   340,568   421,170
 Less:
  Capitalized interest....      33,630     38,947    36,291    39,363    44,610
                              --------   --------  --------  --------  --------
 Earnings as adjusted (A).    $294,137   $331,737  $489,776  $578,845  $688,567
                              ========   ========  ========  ========  ========
 Preferred dividend
  requirements............    $  4,916   $     --  $     --  $  2,692  $  6,890
  Ratio of income before
   provision for income
   taxes to net
   income.................         176%       156%      156%      165%      155%
                              --------   --------  --------  --------  --------
  Preferred dividend
   factor on pretax
   basis..................       8,652         --        --     4,442    10,680
                              --------   --------  --------  --------  --------
 Fixed charges
  Interest expense........     178,172    192,037   243,536   301,205   376,560
  Capitalized interest....      33,630     38,947    36,291    39,363    44,610
                              --------   --------  --------  --------  --------
 Fixed charges as adjust-
  ed......................     211,802    230,984   279,827   340,568   421,170
                              --------   --------  --------  --------  --------
 Fixed charges and
  preferred stock
  dividends(B)............    $220,454   $230,984  $279,827  $345,010  $431,850
                              ========   ========  ========  ========  ========
Ratio of earnings to fixed
 charges and preferred
 stock dividends
 ((A) divided by (B)).....       1.33x      1.44x     1.75x     1.68x     1.59x
                                 =====      =====     =====     =====     =====
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